                                                                    Exhibit 8.2

                                     [LETTERHEAD]


                                                   PRIVILEGED AND CONFIDENTIAL
                                                          ATTORNEY WORK PRODUCT

                                     May 29, 1997

SC Bancorp
3800 East La Palma Avenue
Anaheim, California 92807

Dear Sirs:

     We have acted as your special counsel in connection with the proposed transaction (the "Merger") contemplated by the Agreement and Plan of Reorganization by and between Monarch Bancorp ("Acquiror") and SC Bancorp (the "Company"), dated as of April 29, 1997 (the "Merger Agreement").

     You have requested our preliminary opinions as to certain federal income tax consequences of the Merger. In rendering these preliminary opinions, we have reviewed (i) the Merger Agreement, (ii) the representation letters provided by the Company and the Acquiror, each dated as of even date herewith, and (iii) such other documents and corporate records as we have deemed appropriate. For purposes of the opinions set forth below, we have assumed and relied, with your consent, upon the accuracy and completeness as of date hereof of the statements and representations contained in the representation letters received from you and from Acquiror and in other transaction documents. Moreover, we have assumed with your consent that (i) each such statement and representation will continue to be accurate and complete as of the Effective Time; (ii) the Merger will be consummated in accordance with the provisions of the Merger Agreement; and (iii) no material condition to the closing of the Merger will be waived. We have neither investigated nor verified the accuracy and completeness of those representations or documents. Copies of the representation letters are attached hereto and incorporated herein by reference. We have further assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     In rendering our opinions, we also have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations (including Treasury regulations) and other such authorities as we have deemed appropriate. The statutory provisions, regulations, interpretations, and other authorities upon which our opinions are based are subject to change, and any such change could apply retroactively. Our opinions, however, assume that no such authority will change in any way that would affect any issue or transaction that is a subject of our opinions.

SC Bancorp
May 29, 1997
Page 2

     On the basis and subject to the accuracy of (i) the statements and representations contained in the materials referred to above and (ii) the above assumptions, and our considerations of such other matters as we have deemed necessary, it is our opinion that, for U.S. federal income tax purposes:

1) The Merger will qualify as a reorganization under section 368(a) of the Code, and

2) Each of Acquiror and SCB will be a party to that reorganization within the meaning of section 368(b) of the Code.

     Except for the opinions set forth above, we express no opinion as to any other tax consequences of the Merger to any party under federal, state, local, or foreign laws. These opinions may not be used, circulated, quoted or otherwise referred to for any purpose, or relied upon by any other person for any purpose without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to a Registration Statement to be filed by Acquiror, pursuant to the Securities Act of 1933, as amended (the "Act") covering the shares of common stock of the Acquiror issuable in the Merger (the "Registration Statement"), and the reference to us in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,


                                            /s/ Dewey Ballantine

                                            DEWEY BALLANTINE

                                MONARCH BANCORP
                              1251 Westwood Blvd.
                             Los Angeles CA 90024


                                                                  May 29, 1997



     Dewey Ballantine,
          1775 Pennsylvania Avenue, NW
               Washington, NC 20006


                   Re: Agreement and Plan of Reorganization by and between Monarch Bancorp ("Acquiror") and SC Bancorp ("SCB"), dated as of April 29, 1997, (the "Merger Agreement")

     Dear Sirs:

          We understand that you will be rendering an opinion that the merger of SCB with and into Acquiror as contemplated by the Merger Agreement (the "Merger") will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Acquiror and SCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In connection with your preparation of this opinion, we hereby represent that the following facts are true, correct, and complete in all respects. Capitalized terms used and not defined herein have the meanings assigned to them in the Merger Agreement.

     Dewey Ballantine
     May 29, 1997
     Page 2

               1. The fair market value of Acquiror Common Stock and other consideration received by each SCB shareholder will be approximately equal to the fair market value of the SCB stock surrendered in the Merger.
               2. To the best of the knowledge of the management of Acquiror, there is no plan or intention on the part of SCB's shareholders to sell, exchange, or otherwise dispose of the number of shares of Acquiror Common Stock received in the Merger that would reduce SCB's shareholders' ownership of Acquiror Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of SCB as of the same date. For purposes of this representation, shares of SCB stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Acquiror Common Stock will be treated as outstanding SCB stock on the date of the Merger. Moreover, shares of SCB stock and shares of Acquiror stock held by SCB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

Dewey Ballantine
May 29, 1997
Page 3

     3. Acquiror has no plan or intention to reacquire any of its stock issued in the Merger.

     4. Acquiror has no plan or intention to sell or otherwise dispose of any of the assets of SCB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     5. Following the Merger, Acquiror will continue the historic business of SCB or use a significant portion of SCB's historic business assets in a business.

     6. Acquiror, SCB, and the shareholders of SCB will pay their respective expenses, if any, incurred in connection with the Merger.

     7. There is no intercorporate indebtedness existing between SCB and Acquiror that was issued, acquired, or will be settled at a discount.

     8. Acquiror is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. The fair market value of the assets of SCB transferred to Acquiror will equal or exceed the sum of the liabilities assumed by Acquiror plus the amount of

Dewey Ballantine
May 29, 1997
Page 4


liabilities, if any, to which the transferred assets are subject.

     10. The payment of cash in lieu of fractional shares of Acquiror stock is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to SCB shareholders instead of issuing fractional shares on Acquiror stock should not exceed one percent of the total consideration that will be issued in the transaction to SCB shareholders in exchange for their SCB stock. The fractional share interests of each SCB shareholder will be aggregated, and no SCB shareholder of record will receive cash in an amount equal to or greater than the value of one full share of Acquiror stock.

     11. Acquiror has a valid corporate business purpose for entering into the Merger.

     You are hereby authorized to rely on the representations made above when rendering your opinion without undertaking any independent verification of any such representation.

Dewey Ballantine
May 29, 1997
Page 5


     We recognize that your tax opinion may not accurately describe the consequences of the Merger if any of the foregoing representations are not accurate in all respects. The foregoing representations are accurate as of the date hereof, and you may assume that the representations will continue to be accurate through and including the Effective Time unless we notify you otherwise in writing.

                                    Very truly yours,

                                             MONARCH BANCORP

                                             BY:  /s/ Arnold Hahn
                                                ---------------------------
                                                Name:  Arnold Hahn
                                                Title  Chief Financial Officer

[LETTERHEAD]


May 29, 1997


Dewey Ballantine
1775 Pennsylvania Avenue, N.W.
Washington, D.C. 20006-4605

Re: Agreement and Plan of Reorganization by and between Monarch Bancorp ("Acquiror") and SC Bancorp ("SCB") dated as of April 29, 1997 (the "Merger Agreement")

Dear Sirs:

     We understand that you will be rendering an opinion that the merger of SCB with and into Acquiror as contemplated by the Merger Agreement (the "Merger") will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Acquiror and SCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In connection with your preparation of this opinion, we hereby represent that the following facts are true, correct, and complete in all respects. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Merger Agreement.

          1. The fair market value of Acquiror Common Stock and other consideration received by each SCB shareholder will be approximately equal to the fair market value of the SCB stock surrendered in exchange.

          2. To the best of the knowledge of the management of SCB, there is no plan or intention on the part of the shareholders of SCB to sell, exchange, or otherwise dispose of a number of shares of Acquiror Common Stock received in the Merger that would reduce SCB shareholders' ownership of Acquiror Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of SCB as of the same date. For purposes of this representation, shares of SCB stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Acquiror Common Stock will be treated as outstanding SCB stock on the date of the transaction. Moreover, shares of the SCB stock and shares of Acquiror Common Stock held by SCB shareholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the transaction will be considered in making this representation.

          3. The liabilities of SCB assumed by Acquiror and the liabilities to which the transferred assets of SCB are subject were incurred by SCB in the ordinary course of its business.

          4. The fair market value of the assets of SCB transferred to Acquiror will equal or exceed the sum of the liabilities assumed by Acquiror plus the amount of liabilities, if any, to which the transferred assets are subject.

Dewey Ballantine
May 29, 1997
Page 2




     5. The total adjusted basis of the assets of SCB transferred to Acquiror will equal or exceed the sum of the liabilities assumed by Acquiror plus the amount of liabilities, if any, to which the transferred assets are subject.

     6. Acquiror, SCB, and the shareholders of SCB will pay their respective expenses, if any, incurred in connection with the Merger.

     7. There is no intercorporate indebtedness existing between SCB and Acquiror that was issued, acquired, or will be settled at a discount.

     8.   SCB is not an investment company as defined in Section
          368(a)(2)(F)(iii) and (iv) of the Code.

     9. SCB is not under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     10. The payment of cash in lieu of functional shares of Acquiror stock is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to SCB shareholders instead of issuing fractional shares of Acquiror stock should not exceed one percent of the total consideration that will be issued in the transaction to SCB shareholders in exchange for their SCB stock. The fractional share interests of each SCB shareholder will be aggregated, and no SCB shareholder of record will receive cash in an amount equal to or greater than the value of one full share of Acquiror Stock.

     11. SCB has a valid corporate business purpose for entering into the Merger.

     You are hereby authorized to rely on the representations made above when rendering your opinion without undertaking any independent verification of any such representation.

     We recognize that your tax opinion may not accurately describe the consequences of the Merger if any of the foregoing representations are not accurate in all respects. The foregoing representations are accurate as of the date hereof, and you may assume that the representations will continue to be accurate through and including the Effective Time unless we notify you otherwise in writing.




                                       Very truly yours,

                                       SC BANCORP




                                       By: /s/ Bruce W. Roat
                                           -----------------------------------
                                       Name  Bruce W. Roat
                                       Title Executive Vice President and
                                             Chief Financial Officer

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